SECOND AMENDMENT TO

SECOND AMENDED AND RESTATED CREDIT AGREEMENT

AND LOAN DOCUMENTS

        THIS SECOND AMENDMENT (the "Amendment") is made as of this 23rd day of March, 2006, by and between GREEN MOUNTAIN COFFEE ROASTERS, INC., a Delaware corporation having its chief executive office at 33 Coffee Lane, Waterbury, Vermont 05676 (the "Borrower"), and BANK OF AMERICA, N.A., a national banking association and successor by merger to Fleet National Bank, for itself, as a Lender, and as Agent for other Lenders identified below ("Bank of America").

R E C I T A L S:

        WHEREAS, Borrower and Bank of America, as a Lender and Agent for other Lenders, are parties to a certain Second Amended and Restated Credit Agreement dated as of June 30, 2004, as amended by Amendment to Second Amended and Restated Credit Agreement and Loan Documents dated as of September 12, 2005 (the "Credit Agreement");

        WHEREAS, Citizens Bank New Hampshire is the other "Lender" under the Credit Agreement;

        WHEREAS, pursuant to the Credit Agreement, the Lenders have extended certain Loans to the Borrower;

        WHEREAS, the Borrower has requested that the Lenders modify the Credit Agreement by extending the Commitment Termination Date with respect to the Revolving Loan from March 31, 2006 to April 1, 2008, and the Lenders have agreed to such modification on the terms set forth herein.

        NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants, agreements and promises contained herein, the parties hereby agree as follows:

        1. Defined Terms. Capitalized terms not otherwise defined herein shall have the meanings ascribed thereto in the Credit Agreement.

        2. Extension of the Commitment Termination Date. The definition of "Commitment Termination Date" set forth in Annex A to the Credit
            Agreement is amended to read in its entirety as follows:

  "Commitment Termination Date" shall mean the earliest of (a) April 1, 2008 with respect to the Revolving Loan, and June 30, 2009 with respect to Term Loan, (b) the date of termination of Lenders' obligations to make Advances or permit existing Loans to remain outstanding pursuant to Section 8.2(b), and (c) the date of indefeasible prepayment in full by Borrower of the Loans and the permanent reduction of the Revolving Loan Commitment and the Swing Line Commitment to zero dollars ($0), in accordance with the provisions of Section 1.2(a).

          3. No Other Modifications. Except as specifically modified or amended herein or hereby, all of the terms and conditions of each of the Credit
              Agreement and the Loan Documents, remain otherwise unchanged, and in full force and effect, all of which are hereby confirmed and ratified  by the parties hereto.

          4. Amendment Fee. In consideration for the extension of the Commitment Termination Date as herein provided, Borrower shall have paid to the Agent a fee of $10,000 for the pro rata accounts of each of the Lenders.

          5. Costs and Expenses of Agent and Lenders. Borrower agrees to reimburse the Agent and the Lenders for all reasonable costs, expenses, and fees, including attorneys' fees, associated with the documentation of this Amendment. Borrower consents to the Agent charging the Revolving
              Line of Credit account for any such costs, expenses and fees.

          6. Counterparts. This Amendment may be executed in several counterpart copies, each of which shall be deemed an original, but all of such copies together shall constitute one and the same agreement.

          IN WITNESS WHEREOF, the parties have executed and delivered this Amendment all as of the date first set forth above.

   BORROWER:
    GREEN MOUNTAIN COFFEE ROASTERS, INC.

  Jennifer Sheltra                                                 By: /s/ Frances G. Rathke
  Witness                                                                      Frances G. Rathke
                                                                                   Chief Financial Officer

  [ADDITIONAL SIGNATURES ON FOLLOWING PAGE]

  STATE OF VERMONT
  COUNTY OF Washington, SS.

      On this the 23rd day of March, 2006, before me, the undersigned notary personally appeared Frances G. Rathke, who acknowledged herself to be the Chief Financial Officer of Green Mountain Coffee Roasters, Inc., a corporation, and that she, as such authorized officer, being authorized so to do, executed the foregoing instrument for the purposes therein contained, by signing the name of the corporation by herself as such authorized officer.

  Jennifer Sheltra
  Notary Public
  Commission Expires: 2/10/07

  AGENT:
  BANK OF AMERICA, N.A.

  By: /s/ Christopher S. Allen
  Name: Christopher S. Allen
  Title: Senior Vice President

                      LENDERS:

  BANK OF AMERICA, N.A.

  By: /s/ Christopher S. Allen
  Name: Christopher S. Allen
  Title: Senior Vice President

  CITIZENS BANK NEW HAMPSHIRE

  By: /s/ Vernon T. Studer
  Vernon T. Studer
  Senior Vice President